#48W - October 16, 2014                             Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Third Quarter 2014 Results

Hartsville, S.C. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter, ending September 28, 2014.

Third Quarter Highlights

•	Third quarter 2014 GAAP earnings per diluted share were $.69, compared with $.59 in 2013.

•
Third quarter 2014 GAAP results include $.03 per diluted share, after-tax, in asset impairments and restructuring charges from previously announced activities and acquisition costs. Third quarter 2013 GAAP results included after-tax charges of $.04 per diluted share related to restructuring costs from international plant closures.

•
Base net income attributable to Sonoco (base earnings) for third quarter 2014 was a record $.72 per diluted share, compared with $.63 in 2013. (See base earnings definition and reconciliation later in this release.) Base earnings in the quarter benefited from the settlement of a lawsuit which added approximately $.03 per diluted share, after tax, along with a lower effective tax rate. Sonoco previously provided third quarter base earnings guidance of $.66 to $.70 per diluted share.

•	Third quarter 2014 net sales were $1.26 billion up approximately 3 percent from $1.23 billion in 2013.

•
Cash flow from operations for the third quarter was $158 million, compared with $177 million in 2013. Free cash flow was $80 million, compared with $101 million in 2013. (See free cash flow definition later in this release.)

Earnings Guidance Update

•	Base earnings for the fourth quarter of 2014 are estimated to be in the range of $.59 to $.64 per diluted share. Base earnings in the fourth quarter of 2013 were $.58 per diluted share.

•	Full-year 2014 base earnings guidance is updated to $2.46 to $2.51 per diluted share.

•
2014 free cash flow projection is unchanged at approximately $110 million, including the impact of having funded a proposed settlement of environmental claims and litigation by a wholly-owned subsidiary.

•	Having received the approval of German regulators, Sonoco expects to close on its acquisition of Weidenhammer Packaging Group by November 1, 2014.

Third Quarter Comments
Commenting on the Company’s third quarter results, President and Chief Executive Officer Jack Sanders said, “Our strategy to grow and optimize our balanced portfolio of businesses continued to gain traction in the quarter as consolidated sales and base earnings reached record levels when including the benefits from a legal settlement and lower than anticipated taxes. Excluding those favorable items, our businesses performed relatively well in the quarter as they benefitted from a positive price/cost relationship, modest improvements in manufacturing productivity and lower pension expense. Volume across most of our businesses was higher in the quarter, but earnings were partially impacted by a negative mix of business along with higher labor, maintenance and other operating costs.”

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Sonoco Reports Third Quarter 2014 Results - page 2

“Our Paper and Industrial Converted Products segment turned in another strong quarter with operating profits gaining 30 percent over the prior year as operating margins hit their highest level in 12 years. The increase was due to a positive price/cost relationship, proceeds received on the settlement of a lawsuit, productivity improvements and lower pension expense, which were partially offset by higher labor, maintenance and other operating costs. Segment volume declined slightly during the quarter due primarily to lower volume in corrugated paper and steel reels, although the impact was partially offset by a favorable mix of business. In our Protective Solutions segment, operating profits declined 7 percent due to higher manufacturing and other operating costs and a negative price/cost relationship, somewhat offset by higher volume and favorable changes in the mix of products sold.”

“Operating profits in our Consumer Packaging segment showed a slight improvement over the prior year’s quarter as higher volume, lower pension expense and a modestly positive price/cost relationship was nearly offset by a negative mix of business and higher labor, maintenance and other operating costs. The higher volume in the quarter reflects gains in metal ends, blowmolded plastics, and flexible packaging, partially offset by lower demand for domestic composite cans. Productivity for the segment was essentially unchanged year-over-year despite continued negative productivity in our flexible packaging operations. Operating profits in our Display and Packaging segment declined 7 percent due to a negative mix of business and higher labor, maintenance and other operating costs. Gains from manufacturing productivity partially offset these negative factors.”

Weidenhammer Acquisition and Financing Update
Sonoco received approval from the German Federal Cartel Office on September 30, 2014, and the Company now expects to close its acquisition of Weidenhammer Packaging Group for approximately €286 million by November 1, 2014. Final consideration is subject to a normal adjustment of net working capital.

On October 2, 2014, Sonoco entered into a Credit Agreement in connection with a new $600 million bank credit facility. Included in that facility is a new $350 million, five-year revolving credit facility which replaces the previously existing $350 million revolving credit facility under substantially the same terms. Also included in the October 2, 2014 Credit Agreement is a commitment for a new $250 million three-year term loan.
Consistent with the replaced facility, the $350 million revolving credit facility is expected to be used to support an identically sized commercial paper program. The $250 million term loan is available to be drawn at any time over the next three months, contingent on the consummation of the Weidenhammer acquisition, and is expected to be used to fund that acquisition.
As previously reported, the acquisition of Weidenhammer is expected to have no material impact to Sonoco’s fourth quarter 2014 base earnings and should be accretive to the Company’s 2015 base earnings in the range of $.09 to $.14 per share, including adjustments for purchase accounting.

Third Quarter Summary
GAAP net income attributable to Sonoco in the third quarter was $70.9 million, or $.69 per diluted share, compared with $61.2 million, or $.59 per diluted share, in 2013. Base earnings in the third quarter were a record $74.6 million, or $.72 per diluted share, compared with $65.1 million, or $.63 per diluted share, in 2013. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

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Sonoco Reports Third Quarter 2014 Results - page 3

Third quarter base earnings exclude $3.7 million in after-tax charges, or $.03 per diluted share, related to previously announced restructurings and asset impairment and acquisition costs, partially offset by property insurance settlement gains. Base earnings in the third quarter of 2013 excluded after-tax charges of $.04 per diluted share, stemming from asset impairment and restructuring costs associated with the closure of the Company’s former thermoforming plant in Ireland and blowmolding plastics facility in Canada. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the third quarter were $1.26 billion, up approximately 3 percent, compared with $1.23 billion in last year’s quarter. The increase was driven by volume improvement in most businesses and $14.0 million in sales from businesses acquired during the past twelve months, along with higher selling prices.

Gross profit was $228 million in the third quarter, up 2 percent, compared with $224 million in the same period in 2013. Despite the increase in gross profit, gross profit as a percent of sales declined to 18.0 percent, compared with 18.2 percent in the same period in 2013, due primarily to changes in mix. The Company’s third quarter selling, general and administrative expenses were $111 million, or 8.8 percent of sales, compared to $118 million, or 9.6 percent of sales, in the prior year quarter. This decline is largely attributable to legal settlement proceeds and lower management incentive costs, which were partially offset by higher labor and other expenses.

Cash generated from operations in the third quarter was $158 million, compared with $177 million in the same period in 2013. Operating cash flow was lower this quarter primarily due to higher cash taxes and the timing of cash payments for payroll and certain other expenses partially offset by higher GAAP net income. Net capital expenditures and cash dividends were $47 million and $32 million, respectively, during the quarter, compared with $44 million and $31 million, respectively, during the same period in 2013. (Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets). Free cash flow for the third quarter of 2014 was $80 million, compared with $101 million for the same period last year. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends).

Year-to-date Results
For the first nine months of 2014, net sales were $3.7 billion, up 2 percent, compared with $3.6 billion in the same period in 2013. The increase was due to higher selling prices, increased volumes, and acquisitions, partially offset by the negative impact of foreign exchange.

Net income attributable to Sonoco for the first nine months of 2014 was $184.7 million, or $1.79 per diluted share, up 12 percent, from $164.4 million, or $1.59 per diluted share, in the same period in 2013. Earnings in the first nine months of 2014 were negatively impacted by after-tax charges of $9.2 million, or $.08 per diluted share, stemming from restructuring costs, asset impairment charges, acquisition expenses and non-base income tax charges. During the same period in 2013, earnings were negatively impacted by $13.2 million, or $.13 per diluted share, of restructuring and other related charges.

Base earnings for the first nine months were $193.9 million, or $1.87 per diluted share, compared with $177.6 million, or $1.72 per diluted share for the same period in 2013. The 9 percent increase in base earnings stemmed from a positive price/cost relationship, productivity improvements, proceeds from a legal settlement, volume growth, acquisitions and lower pension expense. These favorable factors were partially offset by higher labor, maintenance and other operating costs and unfavorable changes in the mix of products sold.

Current year-to-date gross profit was $672 million, up 3 percent, compared with $652 million in the same period of 2013. Gross profit as a percent of sales was 18.2 percent, compared with 18.0 percent for the same period in 2013.

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Sonoco Reports Third Quarter 2014 Results - page 4

For the first nine months of 2014, cash generated from operations was $267 million, compared with $421 million in the same period in 2013. As expected, both operating cash flow and free cash flow were lower in the nine months of 2014 as higher GAAP net income was more than offset by working capital changes and higher income tax payments and pension contributions. In addition, cash flow was impacted by the funding of a proposed settlement of environmental claims and litigation associated with Fox River. Year-to-date pension and post-retirement plan contributions were $58 million in 2014, compared with $31 million in the same period last year. Net capital expenditures and cash dividends were $129 million and $96 million, respectively, during the first nine months of 2014, compared with $141 million and $93 million, respectively, in 2013. Free cash flow for the first nine months of 2014 was $42 million, compared with $187 million for the same period last year. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends). In the current year, the Company also repurchased approximately 1.1 million shares of common stock for approximately $45 million and expended approximately $11 million for the acquisition of a small tubes and cores business.

At September 28, 2014, total debt was approximately $1.0 billion, compared with $981 million at December 31, 2013, including outstanding commercial paper of $36 million and none, respectively. The Company’s debt-to-capital ratio was 37.0 percent at the end of the third quarter, compared with 36.3 at the end of 2013. Cash and cash equivalents were $232 million at September 28, 2014, compared with $218 million at year end 2013.

Corporate
Net interest expense for the third quarter of 2014 decreased to $12.9 million, compared with $14.3 million during the same period in 2013. The decrease was due to lower year-over-year debt levels. The 2014 third quarter effective tax rate on GAAP and base earnings was 29.4 percent and 29.7 percent, respectively, compared with 31.5 percent and 31.3 percent on GAAP and base earnings, respectively, for the prior year’s third quarter. The favorable change in the effective tax rate on both GAAP and base earnings is largely the result of a fluctuation in earnings between jurisdictions with differing tax rates.

Third Quarter and Full-Year 2014 Outlook
Sonoco expects fourth quarter 2014 base earnings to be in the range of $.59 to $.64 per diluted share. The Company’s fourth quarter 2013 base earnings were $.58 per diluted share. Management does not expect there to be any significant impact to fourth quarter base earnings from the planned Weidenhammer acquisition. Annual 2014 base earnings guidance has been updated to $2.46 to $2.51. Previous base earnings guidance was $2.43 to $2.53 per share. The Company’s 2014 guidance reflects an expectation of a 31.5 percent effective tax rate on base earnings for the year. Free cash flow is expected to be approximately $110 million in 2014, compared with $246 million in 2013. The year-over-year reduction reflects expectations for higher income tax payments, an increase in pension and post retirement plan contributions, funding of the proposed Fox River settlement and a greater, but more normal, use of cash for working capital.

The Company believes the assumptions reflected in the range of guidance are reasonable. However, given uncertainty regarding the future performance of the overall economy, potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sonoco CEO Sanders said, “We are extremely excited about the expected completion of the Weidenhammer acquisition in the fourth quarter. We look forward to working with Weidenhammer’s leadership team and its 1,100 associates to generate positive earnings accretion in 2015, while continuing to grow our global composite can business to our combined customers’ needs going forward.”

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Sonoco Reports Third Quarter 2014 Results - page 5

“While we remain optimistic that the U.S. economy will continue its positive improvement trend through the fourth quarter, we do not expect any notable improvement in consumer demand for packaged food. In addition, we remain cautious about the near-term state of economic conditions in Europe and some emerging markets. That said, we are working closely with our customers on new growth projects, several of which should add to sales and earnings in 2015. We are also developing new strategies to optimize our supply chain, improve productivity and reduce organizational costs in an effort to continue to improve margins and returns.”

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Effective January 1, 2014, Sonoco Alloyd, the Company’s retail packaging business and previously part of the Protective Solutions segment, began reporting as part of the Display and Packaging segment. This change reflects the evolving integration occurring between these businesses, enabling them to better leverage the Company’s capabilities, products and services to provide complete solutions to our retail merchandising customers. Prior period results for the affected segments have been recast to reflect this change.

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Third quarter 2014 sales for the segment were $480 million, compared with $473 million in 2013. Segment operating profit was $49.8 million in the third quarter, compared with $49.0 million in the same quarter of 2013.

Segment sales during the quarter were up slightly as volume growth, particularly in metal closures, blow molded plastic containers and flexible packaging, was partially offset by volume declines in North American composite cans and a negative mix of business. Sales also gained from higher selling prices and sales added from the prior-year acquisition of a small graphics management business in the U.K. Segment operating profit also improved slightly in the quarter as price/cost improvements and lower pension expense were partially offset by a negative mix of business and higher labor, maintenance and other operating costs. Despite the impact of continuing production issues at one of the Company’s flexible packaging plants, gains elsewhere kept manufacturing productivity for the segment as a whole essentially unchanged.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Third quarter 2014 sales for this segment were $178 million, compared with $168 million in 2013. Segment operating profit was $7.2 million in the quarter, compared with $7.8 million in 2013.

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Sonoco Reports Third Quarter 2014 Results - page 6

Sales for the quarter were up over 6 percent year over year on volume growth in U.S. display and packaging fulfillment activity and international packaging services. Quarterly operating profit for the segment declined 7 percent as higher operating costs and a negative mix of business were only partially offset by the higher level of activity and productivity improvements.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Third quarter 2014 sales for the segment were $481 million, up from $468 million in 2013. Segment operating profit was a record $49.0 million in the third quarter of 2014, compared with $37.7 million in 2013.

Segment sales were up nearly 3 percent during the quarter due to sales added from business acquired during the past twelve months, along with higher selling prices. Volume in the segment was down slightly during the quarter due primarily to lower sales of corrugated paper and steel reels. Operating profit grew 30 percent year over year as a positive price/cost relationship, legal settlement proceeds, modest productivity improvements, positive volume/mix and lower pension expense were only partially offset by a higher labor, maintenance and other operating costs.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Third quarter 2014 sales were $125 million, compared with $119 million in the same period in 2013. Operating profit was $10.3 million, compared with $11.0 million in the same quarter of 2013.

Sales grew 5 percent during the third quarter due to higher volume in consumer protective packaging, industrial components and temperature-assured products. Despite the sales volume gains, operating profits declined 7 percent due to higher maintenance, labor and other operating costs, negative productivity, an unfavorable price/cost relationship and plant start-up costs.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. Eastern today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 3 p.m. Eastern, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 16039173. The archived call will be available through October 26, 2014. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annual net sales of approximately $4.9 billion, the Company has 19,900 employees working in 335 operations in 33 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2014/2015 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

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Sonoco Reports Third Quarter 2014 Results - page 7

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “aspires,” “potential”, or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding availability and supply of raw materials and offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, anticipated income tax rates, refinancing and repayment of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, growth opportunities, continued payments of dividends, stock repurchases, producing improvements in earnings, improving margins, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

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Sonoco Reports Third Quarter 2014 Results - page 8

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Net sales	$1,263,574	$1,227,749	$3,696,580	$3,633,218
Cost of sales	1,035,910	1,003,712	3,024,876	2,980,901
Gross profit	227,664	224,037	671,704	652,317
Selling, general and administrative expenses	110,507	117,935	360,712	359,794
Restructuring/Asset impairment charges	5,908	5,818	11,571	18,785
Income before interest and income taxes	$111,249	$100,284	$299,421	$273,738
Net interest expense	12,918	14,286	38,696	42,961
Income before income taxes and equity earnings of affiliates	98,331	85,998	260,725	230,777
Provision for income taxes	28,891	27,085	82,053	74,746
Income before equity in earnings of affiliates	69,440	58,913	178,672	156,031
Equity in earnings of affiliates, net of tax	2,294	2,512	6,896	8,233
Net income	71,734	61,425	185,568	164,264
Net (income)/loss attributable to noncontrolling interests	(810)	(185)	(858)	103
Net income attributable to Sonoco	$70,924	$61,240	$184,710	$164,367

Weighted average common shares outstanding – diluted	103,087	103,510	103,425	103,164

Diluted earnings per common share	$0.69	$0.59	$1.79	$1.59
Dividends per common share	$0.32	$0.31	$0.95	$0.92

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Sonoco Reports Third Quarter 2014 Results - page 9

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net sales
Consumer Packaging	$479,609	$473,332	$1,418,200	$1,411,645
Display and Packaging	178,435	167,960	493,972	470,051
Paper and Industrial Converted Products	480,741	467,847	1,426,367	1,395,271
Protective Solutions	124,789	118,610	358,041	356,251
Consolidated	$1,263,574	$1,227,749	$3,696,580	$3,633,218

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$49,769	$49,025	$140,783	$138,731
Display and Packaging	7,227	7,763	20,098	17,337
Paper and Industrial Converted Products	48,996	37,722	125,289	104,717
Protective Solutions	10,277	11,029	25,204	32,129
Restructuring/Asset impairment charges	(5,908)	(5,818)	(11,571)	(18,785)
Other non-base income/(charges)	888	563	(382)	(391)
Consolidated	$111,249	$100,284	$299,421	$273,738

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Net income	$71,734	$61,425	$185,568	$164,264
Asset impairment charges	3,348	502	4,139	7,352
Depreciation, depletion and amortization	49,212	47,320	144,728	145,574
Fox River environmental reserves	(66)	(164)	(15,000)	(1,592)
Pension and postretirement plan expense/contributions	5,520	9,610	(28,641)	16,164
Changes in working capital	571	(5,513)	(73,183)	(15,865)
Other operating activity	27,918	63,624	49,788	105,387
Net cash provided by operating activities	158,237	176,804	267,399	421,284

Purchase of property, plant and equipment, net	(46,538)	(44,015)	(128,836)	(141,176)
(Cost of acquisitions, exclusive of cash)/Proceeds from dispositions	—	(3,728)	(10,964)	2,472
Net debt proceeds/(repayments)	(18,276)	9,100	36,259	(272,257)
Cash dividends	(32,093)	(31,495)	(96,446)	(93,216)
Shares acquired under announced buyback	(17,910)	—	(45,013)	—
Other, including effects of exchange rates on cash	(11,644)	1,550	(8,410)	(2,614)

Net increase in cash and cash equivalents	31,776	108,216	13,989	(85,507)
Cash and cash equivalents at beginning of period	199,780	179,361	217,567	373,084
Cash and cash equivalents at end of period	$231,556	$287,577	$231,556	$287,577

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Sonoco Reports Third Quarter 2014 Results - page 10

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 28, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$231,556	$217,567
Trade accounts receivable, net of allowances	707,311	614,053
Other receivables	35,427	38,995
Inventories	403,580	410,787
Prepaid expenses and deferred income taxes	92,933	97,072
	1,470,807	1,378,474
Property, plant and equipment, net	1,018,780	1,021,920
Goodwill	1,089,700	1,099,207
Other intangible assets, net	222,536	243,920
Other assets	211,181	235,770
	$4,013,004	$3,979,291
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$850,813	$823,375
Notes payable and current portion of long-term debt	71,700	35,201
Income taxes payable	6,161	8,649
	$928,674	$867,225
Long-term debt, net of current portion	945,900	946,257
Pension and other postretirement benefits	222,933	263,718
Deferred income taxes and other	179,671	176,766
Total equity	1,735,826	1,725,325
	$4,013,004	$3,979,291

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Third Quarter 2014 Results - page 11

		Non-GAAP Adjustments
Three Months Ended September 28, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$111,249	$5,908	$(888)	$116,269
Interest expense, net	$12,918	$—	$—	$12,918
Income before income taxes	$98,331	$5,908	$(888)	$103,351
Provision for income taxes	$28,891	$1,954	$(129)	$30,716
Income before equity in earnings of affiliates	$69,440	$3,954	$(759)	$72,635
Equity in earnings of affiliates, net of taxes	$2,294	$—	$—	$2,294
Net income	$71,734	$3,954	$(759)	$74,929
Net (income)/loss attributable to noncontrolling interests	$(810)	$(11)	$533	$(288)
Net income attributable to Sonoco	$70,924	$3,943	$(226)	$74,641

Per Diluted Share	$0.69	$0.03	$—	$0.72

		Non-GAAP Adjustments
Three Months Ended September 29, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$100,284	$5,818	$(563)	$105,539
Interest expense, net	$14,286	$—	$—	$14,286
Income before income taxes	$85,998	$5,818	$(563)	$91,253
Provision for income taxes	$27,085	$1,957	$(497)	$28,545
Income before equity in earnings of affiliates	$58,913	$3,861	$(66)	$62,708
Equity in earnings of affiliates, net of taxes	$2,512	$—	$—	$2,512
Net income	$61,425	$3,861	$(66)	$65,220
Net (income)/loss attributable to noncontrolling interests	$(185)	$68	$—	$(117)
Net income attributable to Sonoco	$61,240	$3,929	$(66)	$65,103

Per Diluted Share	$0.59	$0.04	$—	$0.63

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Sonoco Reports Third Quarter 2014 Results - page 12

		Non-GAAP Adjustments
Nine Months Ended September 28, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	$299,421	$11,571	$382	$311,374
Interest expense, net	$38,696	$—	$—	$38,696
Income before income taxes	260,725	11,571	382	272,678
Provision for income taxes	$82,053	$3,342	$(74)	$85,321
Income before equity in earnings of affiliates	$178,672	$8,229	$456	$187,357
Equity in earnings of affiliates, net of taxes	$6,896	$—	$—	$6,896
Net income	$185,568	$8,229	$456	$194,253
Net (income)/loss attributable to noncontrolling interests	$(858)	$(26)	$533	$(351)
Net income attributable to Sonoco	$184,710	$8,203	$989	$193,902

Per Diluted Share	$1.79	$0.07	$0.01	$1.87

		Non-GAAP Adjustments
Nine Months Ended September 29, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$273,738	$18,785	$391	$292,914
Interest expense, net	$42,961	$—	$—	$42,961
Income before income taxes	230,777	18,785	391	249,953
Provision for income taxes	$74,746	$6,153	$(174)	$80,725
Income before equity in earnings of affiliates	$156,031	$12,632	$565	$169,228
Equity in earnings of affiliates, net of taxes	$8,233	$—	$—	$8,233
Net income	$164,264	$12,632	$565	$177,461
Net (income)/loss attributable to noncontrolling interests	$103	$14	$—	$117
Net income attributable to Sonoco	$164,367	$12,646	$565	$177,578

Per Diluted Share	$1.59	$0.12	$0.01	$1.72

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Other adjustments consist primarily of excess insurance settlement gains, partially offset by acquisition-related costs.

(3) Other adjustments consist primarily of acquisition-related costs and non-base income tax expenses, partially offset by excess insurance settlement gains.

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